Exhibit 99.1
HORIZON TECHNOLOGY FINANCE CORPORATION
PRIVACY POLICY
     Horizon Technology Finance Corporation (“Horizon”) is committed to protecting your privacy. This privacy notice, which is required by state and federal law, explains the privacy policies of Horizon and its affiliated companies. This notice supersedes any other privacy notice you may have received from Horizon, and its terms apply both to our current customers and to former customers as well.
How We Protect Your Customer Information
     We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. With regard to this information, we maintain physical, electronic, and procedural safeguards that comply with federal and state standards.
What Kind of Information We Collect
     The only information we collect from you is your name, address, and number of shares you hold.
How We Use this Information
     This information is used only so that we can service your account, send you annual reports and other information about Horizon, and send you proxy statements or other information required by law.
Who Has Access to Customer Information
     We do not share customer information with any non-affiliated third party except as described below.
•	The People and Companies that Make Up Horizon. It is our policy that only authorized Horizon employees who need to know your personal information will have access to it. Horizon personnel who violate our privacy policy are subject to disciplinary action.

•	Service Providers. We may disclose customer information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.

•	Courts and Government Officials. If required by law, we may disclose customer information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

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